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                                                                     Exhibit 4.3



                                AMENDMENT NO. 1
                                      TO
                               RIGHTS AGREEMENT


       This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") is entered into as of the 18th day of October, 1998 between Lifeline Systems, Inc., a Massachusetts corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement by and between the parties hereto.



                                   RECITALS

       WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of that certain Agreement and Plan of Contribution and Merger dated as of October 18, 1998, as the same may be amended from time to time (the "Merger Agreement"), between Protection One, Inc., a Delaware corporation ( the "Parent"), Protection One Acquisition Holding Corporation, a Delaware Corporation and wholly-owned subsidiary of the Parent ("Holdco"), P-1 Merger Sub, Inc., a Delaware corporation, P-1 Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of the Holdco ("Merger Sub") and the Company (pursuant to which Merger Agreement, among other things, the Merger Sub shall merge with and into the Company and the Company shall become a wholly-owned subsidiary of Holdco).


       WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.



                                 AGREEMENT

       NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:


1. Section 1(n) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(n) "Exempted Person" shall mean (i) any Person which, together with its Affiliates, had reported Beneficial Ownership as of the date of this Agreement of more than ten percent (10%) of the shares of Common Stock

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     outstanding as of such date on Schedule 13G under the Exchange Act, unless and until such time as such Person, together with its Affiliates, directly or indirectly, becomes the Beneficial Owner of more than 19.9% of the Common Stock then outstanding, in which case such Person shall cease to be an Exempted Person, and (ii) the Parent or Holdco (as those terms are defined in Section 7(a) hereof), or any Affiliate or Associate of the Parent or Holdco, which acquires shares of Common Stock pursuant to the Option Agreement or votes shares of Common Stock pursuant to the Voting Agreements (as those terms are defined in Section 35 hereof)."


2. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in
     Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) in accordance with the terms of the Agreement and Plan of Contribution and Merger dated as of October 18, 1998, as the same may be amended from time to time, between Protection One, Inc., a Delaware corporation (the "Parent"), Protection One Acquisition Holding Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent ("Holdco"), P-1 Merger Sub, Inc., a Delaware corporation, P-1 Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Holdco (the "Merger Sub") and the Company (the "Merger Agreement"), pursuant to which Merger Agreement, among other things, the Merger Sub shall merge with and into the Company and the Company shall become a wholly-owned subsidiary of Holdco (the "Merger"), upon the filing of a certificate of merger with the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time"), immediately prior to such Effective Time (the earliest of (i),
     (ii), (iii), (iv) and (v) being herein referred to as the "Expiration
     Date").


3.  Section 35 of the Rights Agreement is hereby added as follows:

          "Section 35.  Protection One, Inc. Transaction.  Notwithstanding any
                        --------------------------------
     provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, none of Holdco, Parent, Merger Sub or any Affiliate or Associate

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     of Holdco, Parent or Merger Sub shall be deemed to have become an Acquiring
     Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a)(ii) or 13(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement, the Stock Option Agreement of even date therewith between the Parent and the Company (the "Option Agreement"), or Voting Agreements of even date therewith between the Parent and executive officers and directors of the Company (the "Voting Agreements") or (y) the consummation of the transactions contemplated under the Merger Agreement, the Option Agreement or the Voting Agreements in accordance with the terms thereof (including, without limitation the Merger, the issuance of Common Stock upon exercise of the Option Agreement or the voting of shares of Common Stock pursuant to the terms of the Voting Agreements)."


3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.


4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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       IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.



                                       LIFELINE SYSTEMS, INC.



                                       By:
                                           -----------------------------
                                           Name:
                                           Title:


                                       STATE STREET BANK & TRUST COMPANY



                                       By:
                                           -----------------------------
                                           Name:
                                           Title:

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